Exhibit 5.1

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October 3, 2014

Premier, Inc.

13034 Ballantyne Corporate Place

Charlotte, NC 28277

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Premier, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S–3 (the “Registration Statement”). The Registration Statement relates to the resale from time to time by certain stockholders of the Company (the “Selling Stockholders”) of up to 111,866,539 shares (the “Shares”) of Class A Common Stock, par value $0.01 per share, of the Company that may be issued upon exchange of Class B common units of Premier Healthcare Alliance, L.P. (“Premier LP”), a California limited partnership, pursuant to the Exchange Agreement, effective October 1, 2013, among the Company, Premier LP and the limited partners of Premier LP party thereto (the “Exchange Agreement”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S–K under the Securities Act.

We have examined the Registration Statement and the exhibits thereto. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of certificates of officers and other representatives of the Company, instruments and certificates of public officials, corporate records and such other documents as we have deemed necessary as the basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials and others.

We have also assumed that, at or prior to the time of the issuance and delivery of any Shares, there will not have occurred any change in law, change in the Exchange Agreement or the Company’s Certificate of Incorporation, or further action by the Company’s board of directors, in any case affecting the validity of the Shares or the issuance of the Shares.

We do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in exchange for Class B common units of Premier LP in accordance with the Exchange Agreement, will be validly issued and fully paid and nonassessable.

We hereby consent to the submission of this opinion to the Commission as an exhibit to the Registration Statement. We hereby also consent to the reference to our Firm under the caption “Legal Matters” in the Registration Statement. We do not admit in providing such consent that we are included within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP